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Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
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Transcript from May 11, 2009 Pershing Square TGT Town Hall Meeting
On May 11, 2009, Pershing Square Capital Management, L.P. held a Town Hall meeting to introduce the Nominees for Shareholder Choice to shareholders of Target Corporation. The following is a transcript of the meeting:
WILLIAM A. ACKMAN, PERSHING SQUARE CAPITAL MANAGEMENT, L.P.: Okay. I guess we’re ready to go. We’ve got a few people filtering in, but I think we’ve got several hundred people on the phone and on the web. So I’m going to start on time.
I’m going to make a presentation, and then I’m going to invite our nominees out. We’re going to have an open Q&A, both people on the telephone and on the web, can send in their questions and also we’ll take questions from people in the room.
Okay. To begin, we’re going to take you through to the present, how we got involved in Target, how we got to where we are now. Why we think board change at the company is warranted. We’ll introduce you to our nominees. We’re going to talk about Target’s case for preserving the existing board. We’re going to talk about corporate elections generally and shareholders’ choice.
So background. We’re a long-term Target shareholder. We have been a shareholder since April of 2007. We’re the third largest beneficial holder of the company. If you ignore the stock options we own, we’re the fourth largest stock holder of Target. We have over a billion dollars of common stock in the company, about 24.8 million shares. And it’s by far the largest investment in our portfolio.
We started accumulating stock in April 2007. What we saw in Target is a company in three principal businesses — retail, obviously, credit cards, with a major real estate ownership stake.
We had our first meeting with the company on August 2nd of 2007 after filing a 13D. We met with Gregg Steinhafel and Doug Scovanner. We made a presentation that was entitled Part I. And Part I referred to the fact that we were going to make a subsequent presentation about real estate but we thought it made sense to start with credit.
We made an 85-page presentation about Target’s credit card business and what the opportunities were for the company to stay in the credit card business but outsource the risk associated with that business, both funding risk and credit risk.
In September [2007], Target hired Goldman Sachs to look at alternatives for its credit card business. And then in December we made two presentations to the company. Those presentations emphasized how important it was for Target to exit not just the funding risk associated with the transaction but also the credit risk associated with that business.
We filed one of those presentations. Target recently has been saying that we were supportive of the way they structured the credit card transaction. While we were supportive of what they ultimately did with JP Morgan, we were not supportive of the fact they didn’t do what we originally asked for, which was not just a funding outsourcing but a credit risk transfer.
In May [2008], Target announced a JP Morgan deal. And as I mentioned, it was a positive in that the company took some risk off the table as the capital markets got more difficult. It was a negative in that the company kept effectively all of the credit risk with that business.
Stock buybacks. We advocated to Target, we met with them in August, they should sell the credit card business, take that capital and redeploy it back into share repurchases. We were comfortable with the company buying back stock [provided that it would first] outsource the credit risk associated with that business. Once they did a funding transaction but kept the credit risk, we were less comfortable with a large buyback program.
In May [2008], after the announcement of the credit card transaction, we talked to Target about real estate. Our view is we think there’s a significant opportunity in Target’s real estate. We had a particular idea for a potential transaction.
We met with Gregg and Doug. We had a very positive meeting. At the meeting Gregg said to us something along the lines of, “You know, this is an interesting idea — it does seem to solve our concern about continuing to control our buildings. Why hasn’t anyone done it?” I said, “I think no one has done it because they hadn’t thought of it before, but we’d love to talk to you further about it.”
The company hired Goldman Sachs to take a look at real estate. We met with the company and Goldman Sachs in July to go through their analysis. And, again, we felt that we had a very favorable meeting.
By September [2008], Fannie, Freddie, AIG, the credit markets had deteriorated very dramatically and the board had gone, I would say, from the company’s initial interest — being quite interested - to very lukewarm about our presentation and expressed concerns because our initial TIP REIT transaction could cause a credit ratings downgrade.
In the fall, we expressed concern to Target about the pace of their share buyback program, in light of what was going on in the capital markets generally and in light of the fact that the company still retained credit risk associated with its transaction. In October [2008], we went public with our transaction.
The reason we decided to go public is that we wanted to get shareholder feedback on what we called a TIP for Target, which was our proposed real estate transaction. We announced it publicly. I made a presentation in this room. The company came back with a list of concerns.
We met with shareholders. We then presented a revised transaction in November [2008]. Within [a short period] the company again turned us down. And, if you remember, this was probably the worst month in Target’s history, down 10 percent comp. At that stage, the company really needed to focus on its business. We even got the sense that we were a distraction to the company, certainly in the short-term while it had very important strategic, not just strategic, but core operating issues to focus on. We deferred discussing transactions with the company until the turn of the year.
In February [2009], the company suggested that we meet with Goldman Sachs. This was after meeting with Doug and Gregg [in early 2009] where we reviewed the revised transaction. They thought it was interesting enough to present to Goldman Sachs. They suggested that we may have addressed the rating concern, although they had not yet met with the rating agencies. But they said, “look, you’ve got to get Goldman Sachs to the point where they believe this creates as much value as you do, because we don’t think it makes sense unless there’s a real increase in valuation.”
We had a detailed meeting with Goldman Sachs. They presented to us the kind of a summary of the transaction that they presented it to the board of Target, and it became very clear to us at that meeting there was a disconnect in terms of how we viewed the transaction, and how [Goldman Sachs] viewed the transaction.
We asked Target. We said, “look, we’re not sure whether our plan is the right idea for Target, but what we do think is likely is there’s an opportunity to create value in this portfolio of real estate assets — other companies have different structures. We’d like to explore this issue further with Goldman Sachs. What we’d love to do is have an iterative discussion with Goldman Sachs to work together to figure out what’s best for shareholders.”
The company informed us that the board had not authorized Goldman Sachs to further explore any potential real estate transactions. They flat out turned us down. I then said, “look, if this can’t happen from outside the company, is there a way where we can become part of the discussion? And I proposed that I join the board.” And I said, “perhaps another independent director that is mutually acceptable to us and to the company.” The company informed us it had a very independent nominating process and that they’d put us into that process.
In February [2009], we meet with the nominating committee. I meet Steve Sanger, who chairs the nominating committee. We had a very pleasant meeting. We spent an hour together. I introduced Matt Paull as a potential director candidate.
Now, prior to Matt meeting the nominating committee, he sent in his resume, including the fact that he’s on the board of directors at Best Buy. And he said, “look, if this is a problem, please let us know.” Again, Matt had a meeting with the nominating committee. The company came back and said, “well, Matt Paull can’t really qualify because of the fact he’s on the board of Best Buy. Do you have any other suggestions for directors?” At which point we started looking for alternative directors. We found Richard Vague, a former credit card industry executive. We proposed him. We identified Michael Ashner, a well regarded real estate investor, we proposed Michael. Again, we focused on people that we thought would bring relevant experience to the board.
Within a week or so, the chairman of the nominating committee called me back and said, “you know what, Bill, the nominating committee has met. We’ve considered your candidates, and we’ve decided to reject all of them.” I said, “well, why?” He said, “the board has not authorized me to give you a reason.”
Now, the board’s nominating committee never met or spoke with two of our nominees, Richard Vague and Michael Ashner. I guess the concern we had at that point was that the board did not seem receptive to outside directors. And, we decided at this point that we had no choice but to seek approval from shareholders.
We announced our slate. And, what we focused on is filling out elements of the board that we think are missing. We ran an independent slate. All five of the directors we proposed are independent of Target. Four of the five are independent of Pershing Square. I met the majority of them quite recently. Only Michael Ashner is someone I’ve known for some time.
We think the board lacks sufficient expertise in Target’s core businesses — there’s no retailer on the board, there’s no credit card industry executive, there’s no real estate executive. And, also we think that the board has made some corporate governance errors and that they would benefit from one of the top corporate governance experts in the country. Our goal, if we can improve the board, we think we can make this a better company.
Now why is board change warranted? If you look at the composition of the board — we think the best board has a balance of both general business expertise — and I think here Target gets an excellent grade in terms of their board, but they also need to have specific expertise.
Again, please come in and have a seat. We’ll be here for a while. You’ll be better off as opposed to standing. Plenty of seats up front.
Number two, there’s de minimis shareholder representation on the board. The board and the company and management have been a very significant net sellers of stock. We’ll talk about that further. The average tenure of the board is almost 10 years.
There are a lot of directors serving on multiple other boards. We’ll talk about that as well. In terms of strategic errors, we think the board has made a couple of mistakes. One, the company was committed to holding onto its credit card business when there were other alternative structures where they could have their cake and eat it, too. They could stay in the business of offering credit to their customers. They could touch the customer at all relevant points preserving the brand. They could run the call center. They could be there at the point of sale, but they could shift the credit risk and shift the funding risk associated with that business.
And Target, unlike almost every other retailer in the country, including Kohl’s, Wal-Mart, Sears and others, elected to stay in a business that is a high risk business that consumes a large amount of capital. Even after we urged the company to exit the credit risk associated with this transaction, they hired Goldman Sachs, and did what amounts to be a purely financing transaction.
On the real estate side, we presented a transaction. The company identified a number of concerns. We responded to those concerns. They said “no”. And, they weren’t willing to consider any other alternatives. They wouldn’t open the process.
They limited Goldman Sachs to a very narrow role — “does the Pershing plan make sense as proposed? Or does it not make sense?” Once Goldman concluded it didn’t make sense, they weren’t allowed to consider other alternatives. That lack of flexibility was a failure at the board’s level.
When I look at corporate governance, I think my biggest critique of the board is there doesn’t seem to be a fair and open nominating process. We’ve been a two year shareholder of the company. We’ve had an extremely constructive, cordial relationship with the management of the business.
We’re a shareholder that has a track record for creating value in numerous other large situations where we’re the fourth largest outright shareholder, third largest beneficial owner including options, yet they wouldn’t deign to give us one seat on the board. And, they wouldn’t explain to us why I was not an acceptable candidate. When we proposed independent directors, they rejected them without meeting them. They never explained to us why they rejected the candidates that we proposed.
If you look at compensation, you know there’s been a lot of criticism about the compensation of senior executives of Target. We’ve heard this as we’ve met with many pension funds and others that are focused on this issue. And, our issue really isn’t so much compensation. For outstanding performance, we think that executives are entitled to outstanding compensation.
The biggest issue we have is a lack of an ownership culture. We’ll go into this in more detail. But management over the last five years has purchased zero stock. Senior management, zero stock in the company, until one day after we nominated our slate at which point Gregg Steinhafel bought stock for the first time. The company and the board have been very significant net sellers of stock.
In terms of giving shareholders choice: We said, “look, if you like candidates other than those on our slate, we want you to have the flexibility to vote for candidates on our slate as well as candidates on the current board slate.” So let’s have a universal proxy so you can pick among both slates. This was our corporate governance expert Ron Gilson’s suggestion — let’s have a universal proxy. Make things easy for shareholders — you won’t have to show up at the annual meeting to vote for the candidates you want. The company turned us down.
There are what we call interlocking directorships. We’ll go into that in more detail. That’s one of the reasons why we think the board needs change.
One important point I want to make here is that the company has, or the board has, positioned this as about Pershing Square or Bill Ackman versus management. I have a high regard for management. If we were on the board, we’d be very supportive of management. We, however, do think the board needs change. That’s what this is about.
Okay. We’ve talked about missing expertise in retail credit card and real estate. Let’s look at ownership. If you look at the independent directors, they own a total of 162,000 shares. That includes restricted stock grants. That includes any stock that they’ve purchased. This is a group for the most part very successful, wealthy executives. They had the resources to make an investment in the company. They’ve been on the board with an almost eight, nine, 10 year average term. Over that period of time we would expect them to become meaningful owners of the business.
Even if you include options, the independent directors own .09% of the company. You notice that a small fraction of the total ownership is in the form of common stock, a much greater percentage is in the form of call options or derivatives. This is something the company has criticized us for because we own derivatives. I want to point out here that both the management and the board have a greater percentage of their investment in the form of options than common stock.
But, again, it’s very, very small ownership considering the affluence of the board, the period of time they’ve served on the board, and the fact that most of these stock and option investments are grants. The company and the board didn’t even reach into their own pocket to buy stock.
If you look at the average tenure of the board, other than two years ago when a couple of candidates were added, most of the directors have been here for a very long period of time. When you see this, in my opinion, it’s reflective of kind of a stale board, or a company that — an article in the paper today that called Target an insular company. And, I think insularity is a risk even for the best businesses. Sears Roebuck & Company was a phenomenal retailer for a long period of time. Built the Sears Tower. Became inward looking, became insular and it hurt the company. We don’t want Target to become an insular company. We think fresh perspectives, fresh ideas are essential for the business to be successful.
Credit cards. We met with the company in August [2008]. We advocated over the course of the fall, the company should exit the credit card business. We made multiple presentations about risks in the credit markets and where things were headed. We hired industry consultants to determine what transactions were available in the marketplace. Our consultants met with, spoke to, all of the relevant buyers. And, the company, instead of pursuing a transaction where they could have taken credit risk off the table, elected to go down the road of really a financing type transaction. As such, this is a much less interesting transaction for financial institutions. As a result, there was much less appetite to buy the company’s receivables.
On real estate. Target is a major owner of real estate. Over 200 million square feet of very high quality, high density urban located, urban/suburban located real estate. We think the replacement cost of the real estate is $40 billion, based on management’s assumptions. Value is probably a number similar to that. That’s an enormous number relative to the enterprise value of the company today. We think there’s an opportunity to unlock value here. We proposed one idea. We think there may be others. The company was not willing to look at anything other than what we proposed. And, they looked at our idea in the most narrow fashion. Despite our efforts to get approval to work with Goldman Sachs to devise a better transaction, the company limited Goldman Sachs to a very narrow analysis of our transaction.
On the nominating process, I mentioned before, Michael Ashner, Richard Vague were never interviewed. The nominating committee chair would not tell me why our nominees were not eligible.
Now, why would Steve Sanger be — why would he consider our nominees versus the company’s nominees? One of the things we point out, just in terms of interlocking issues, Steve Sanger chairs Wells Fargo’s compensation committee. Obviously he’s a guy that Richard Kovacevich has a very close relationship with. He gets paid to serve on that board. How can he recommend one of our nominees over Richard Kovacevich? How can he decide? Richard Kovacevich, while he’s a terrific bank chairman, if it were decided that Richard Vague had better experience, he still couldn’t push for Richard Vague over Richard Kovacevich because of that relationship.
If you think of the board as insular — there are some conflicts as we point out, and they’re clearly not receptive to shareholder input.
In terms of governance, again, we’ve asked for a universal proxy card. The company turned us down. They said technologically it’s problematic. We spoke to Broadridge, who handles the technology. They said they can pursue it if both parties are open to it. The company said it’s too late. There’s no reason why there couldn’t be a ballot on the Internet where people can choose among which candidates they want. The company’s not been supportive of it. They said it’s too expensive. We said we’ll pay the expense. They said it would cause delay and confusion. Actually, it limits confusion. It’s like ordering from a Chinese restaurant. Some from column A and some from column B. Liability — there’s really no liability to Target or any of its nominees. This is something important. We think if shareholders push for it, it will make for a fairer contest where people can more easily choose among the various candidates.
This is a fairly stunning slide. We only did this analysis in the last few days. Management sold $419.7 million worth of stock in the last five years. That is an enormous number. The board has sold $8.8 million worth of stock over the last five years. That’s also an enormous number. They purchased only $3.8 million. So total net sales on the board and management of $428 million worth of stock. This is not a board that has created a culture of ownership in the company.
If you grade the board, what are the board’s key functions? One: hiring good management. Here we think they’ve done a good job. We like the management team.
In terms of assessing strategic transactions. We think they made a mistake in approving a suboptimal transaction on the credit card side. We think they made a mistake in not opening up, looking at other alternatives for real estate and by limiting what Goldman Sachs, the work that Goldman Sachs was able to do.
My sense is Goldman Sachs would have loved to do the kind of analysis that we would like them to do to see if there’s another alternative for Target’s real estate. You look at the company, it got really pushed by the analyst community, investors, many, many years before the company ultimately made the strategically intelligent decision to exit Mervyn’s and Marshal Fields.
In terms of nominating directors, the board has continually renominated itself. You can tell that by the tenure of the board. Yet, they’re missing key areas of expertise.
I was actually on CNBC this morning with Nelson Peltz. He was talking about how important it is to have directors who understand the business so that when a CEO calls up a director, not necessarily at a board meeting, but during the week and says, “Nelson, I’m looking at some interesting thing, what’s your view on this” — referring to Bill Johnson, a board member that has the expertise that can give feedback to the CEO.
In terms of compensation, without addressing the amount of compensation, I just point to the enormous — nearly approaching half a billion dollars — of stock sales over the last five years, and no purchases on the part of management of the company.
Let’s continue. So we think the board — we hold the board accountable for some of the suboptimal mistakes that have been made by the company. And, we think that should change. We think these errors have led to massive underperformance relative to Wal-Mart. This is from the period beginning from approximately when the recession began to the present of 61 percentage points of underperformance.
The company blames its underperformance on the economy. Target is not Gucci. It’s a business that should be able to do well even in a difficult economic time. We think this is a miss. The credit card earnings decline has contributed here as well as negative same store sales, which we point out the variance here. People I’m sure are pretty familiar with that chart. Earnings per share growth. The massive decline in earnings.
EBIT margins. There’s not been a lot of discussion about this, but I think it’s worth taking a look. What we’ve done here is we’ve benchmarked Wal-Mart’s U.S. business, excluding Sam’s Clubs. We’re doing apples-to-apples comparisons with Target’s retail operation. Wal-Mart has had a very steady 7.3% EBIT or pretax profit margin, whereas Target’s margins have declined very dramatically.
You would say, okay, “I would understand today why Wal-Mart’s margins are better than Target’s, but how do we explain that during one of the great credit expansions, one of the boom times in our economy, that Target’s margins were not meaningfully in excess of Wal-Mart’s margins.” Again, it’s an apples-to-apples comparison. Wal-Mart has a much greater percentage of their business in — let me go back to this for a second — in sort of commodity nondiscretionary type items. We think there’s a significant opportunity on the operating performance side in terms of Target’s business.
Now, we found — you know, I’m not a shareholder of Wal-Mart — but we looked at Wal-Mart’s board and what’s interesting about Wal-Mart’s board is that Wal-Mart has gone out to attract executives with relevant expertise who can bring value for shareholders.
Wal-Mart was criticized for many years for having a weak apparel offering. They went and got Allen Questrom to join their board. Allen Questrom — former CEO of JC Penney, Neiman Marcus, Federated Department Stores, a legendary retail executive. He serves on the board. He can add meaningful value for shareholders.
They have Roger Corbett, retired CEO of Woolworth’s, kind of the Target or Wal-Mart equivalent in Australia. He serves on the board and can provide very relevant expertise.
On the real estate side, they have Arnie Sorenson from Marriott. I think he’s an interesting choice, because Marriott in fact a number of years ago spun off its real estate in a new company called Host Marriott. Marriott knows how to think about what’s the optimal way to own our real estate. So I think he brings meaningful value to Wal-Mart, although Wal-Mart does not nearly own a similar percentage of its stores than Target.
While there’s no credit card expert on Wal-Mart’s board, the company made the smart decision to exit that business or not even enter it for certain ... they began a partnership with a bank early on in their life as a store.
Insularity. If we look at the current board, you’ve got a board where — I guess the way I think about it, you have a legendary CEO here who ran the company for many, many years. And, over time, even Sam Walton had a board comprised largely, again, of well-meaning good business people, but friends of Sam. And this board reminds me of friends of Bob. Bob Ulrich’s board. And what’s missing are people that can challenge the CEO, people who can add value to the CEO, people who can contribute to creating strategic value in the company. So we think that’s a key omission on the board.
The board rejected us outright with no explanation, despite our positive relationship with the company and our major stake in the business.
The board appears to have a continual re-election of its members without doing a proper search for potential new members. They ignored us with respect to credit risk. They wouldn’t look at the broad set of alternatives for real estate. And, they turned us down without explanation. And, even when we proposed independent directors, they wouldn’t even meet with them.
If you look back to 1993, you know, the grocery business was not a major part of the general merchandising discounting business. Wal-Mart was third in terms of their market position in groceries. 15 years later Wal-Mart is extremely dominant in this business. And, we think this may have been a miss on the part of the company. Why do they miss this? Well, they don’t have a smart retail, grocery retail executive on their board. That’s certainly one explanation.
What we’re trying to do here is not take over Target despite what you read in the media. Again, eight of the 12 nominees will stay. We have five seats up for election. We think this is an opportunity. We didn’t find a bunch of friends of Pershing Square. We went out to find the best people we could find that we thought would add value to the company. I’m going to introduce you to them in a moment. Why don’t we bring out our directors, the Nominees for Shareholder Choice: Jim Donald. Richard Vague. Michael Ashner and then Ron Gilson.
Thank you, gentlemen. Okay. Here’s our group. Why don’t we go one by one. Number one, each of these gentlemen is independent. And you can challenge their independence if you’d like. But, I can tell you that we have no agreements, understandings or otherwise with any of the directors other than they will serve on the board if they are elected. And, we’re paying the costs of this proxy contest.
Their goal is to maximize shareholder value and serve all the shareholders of the company. You should compare them to the incumbent nominees, the people they’re in some sense running against. In our view, the incumbent nominees lack senior operating expertise. The incumbents own less than 0.1% of the company. Ultimately, we hold them accountable for the company’s strategic mistakes. And, three out of the four have been on the board for more than 10 years.
You look at our nominees. They have relevant experience in retail, credit cards, real estate. We have Ron Gilson, one of the top corporate governance experts in the country. Pershing Square — we propose myself for this board. We beneficially own 7.8% of the company.
Bottom line: this group offers fresh perspectives. Even if the nominees that have been on the board for 10 years are talented executives, at some point Target’s gotten the benefit of their expertise over the last 10 years. And, having another executive of comparable expertise from a business background perspective but relevant, more specialized expertise in terms of what matters to Target, we think, is a meaningful positive for the company.
Let’s talk about Jim, and we’ll explain why we picked Jim. Food retailing is a critical strategic objective for the company. One way to improve traffic, obviously, is to have grocery in the mix. We quote Gregg: “We continue to focus on food as a priority. We’ve nearly doubled our commitment to food over a five to seven year time frame.” Again, on a recent earnings call: “We also continue to invest in our food offering in recognition of its importance in driving greater frequency, increasing guest loyalty and making Target a preferred shopping destination.” This is a repeat of the slide we saw before. Target’s playing catch up in this business. Same store sales growth — a big decline during a recession.
Some people have said, “well, when the world gets better, Target should do better.” We think Target will do better when the world gets better. But we don’t know how long we’ll be in a recession. We don’t want to own stock in a company that does well only when times are good.
Margins. An area that someone who comes from a grocery store background obviously intensely focused on margins because of the thin margins in that business. If you look at the discretionary/nondiscretionary mix, non-consumables/consumables, Wal-Mart has a huge benefit obviously in a difficult economic time. Target is working to shift this balance. This is an expertise that Jim brings to the table. And, we think there’s a big opportunity. I’m going to let Jim introduce himself. Jim?
JIM DONALD: By way of introduction, my name is Jim Donald. I’ve spent about 39 years in the retail business. 33 of those years in supermarket retail and six years with Starbucks. I was most recently the CEO of Starbucks. Prior to that, I was Chairman and CEO of Pathmark Supermarkets located right here in the New York metropolitan area. Prior to that, I ran the eastern region for Safeway based in Lanham, Maryland. Before that, I was with Wal-Mart. Sam was still alive, and we embarked on a supercenter strategy that goes back to when there were four supercenters, and by hook or crook, trial and error, we managed to get that business started. I spent 16 years with Albertson’s from the southeast all the way to the southwest, and then cut my teeth with Publix Super Markets as a kid growing up in Tampa, Florida.
ACKMAN: Thank you Jim. What we do here [on this slide], we benchmark each of our directors against one of the incumbent nominees. Mary Dillon is on the Target board. She’s up for election. And I’m sure she’s a very talented marketing executive. But, she’s a restaurant company marketing executive. She’s not a grocery store operator. And, importantly, Mary Minnick is on Target’s board.
If Mary Dillon were not elected, Mary Minnick would still be on the board — she’s one of the eight directors. She’s former chief marketing officer for Coca Cola. I have to believe her expertise is as relevant and as helpful, and there won’t be a loss, in my opinion, if we lose in terms of Mary Dillon. Target is a customer, a meaningful customer, of McDonald’s.
We compare Mary to Jim. Jim’s got 30+ years of experience in food retailing. Former CEO of Pathmark. If you think about the ideal person to join this company’s board is someone who worked for the competitor and helped build their business when it was at an earlier stage. Jim is a completely independent director.
Next to him, we’ve got Richard Vague. Target’s Doug Scovanner gave an interview to the Star Tribune a few days prior to our filing a 13D — when there was a story in the press saying Pershing Square was buying a stake — that one of the things we were focused on was credit cards. “We have consistent performance. We’re enjoying double digit growth rates,” Scovanner said. “No one else in the credit card arena has those attributes. For the life of me, I don’t understand why those attributes, in combination, would cause anyone to want to get into an active mode of analyzing a sale.” I think Target’s done a good job building its credit card business, but it started its Target Visa business really at the tail end of the last recession in 2001. The company really had no experience operating a credit card business during a recessionary period of time. The true test of a credit card business is not how it does during one of the greatest credit expansions of all time but instead how it does in a recession.
I think the company had perhaps an over-appreciation of its ability to underwrite in this kind of environment which made them resistant to the kind of transaction that we presented. We worked very hard to convince them to consider exiting this business. Not the business in its entirety, but again a partnership transaction which would shift the credit risk and the funding risk to a third party. We think the company erred in the transaction it did with JP Morgan.
In fact, while we were advocating to the company in the summer of 2007 to exit credit risk, the company made a significant decision to grant credit to a large percentage of their red card customers who were subprime customers giving them $7-8,000 credit lines that led to a very significant increase — 20% increase — in receivables. But those were not the customers you wanted to attract going into recession. This was very, very costly to the company. You know, some people suggested the company really needed the boost to help boost sales. We think that this was mistake that would have been unlikely to have been made if there were a credit card industry executive on the board.
We’ve pointed out the profit decline in that business as a result of some errors. And, let’s look at this chart for a second. What we’ve done here is we’ve benchmarked Target against JPMorgan, Bank of America, American Express, Capital One and Discovery Financial and there’s a wide gap. There is a couple hundred basis point performance gap over the last several years in terms of net write-offs. And then 2008, during the recession, you see a very significant increase in that spread. Again, the business was not recession tested. And, we think the company perhaps had an over-appreciation of their ability to run this business in a difficult time.
If you look at bad debt expense, it tells the same story, but it is even a more dramatic — double the bad debt expense of Target’s competitors. It’s just hard for a retailer with a $8 billion credit card business to compete with a JPMorgan or a Citi with $100, $150, $200 billion portfolio. There are just real economies of scale in this business, economies of underwriting, expertise you get running 30 different credit card [programs].
Richard Vague, why don’t you introduce yourself.
RICHARD VAGUE: Thank you, Bill, and thanks for the opportunity to be here. My name is Richard Vague. I have almost 30 years experience in the credit card industry. I was the co-founder in 1985 of First U.S.A. with John Tolleson. We grew to be the largest Visa issuer in the industry. We were one of the best performing financial services stocks... for the period that we were public. We had almost 60 million customers. We sold to Bank One in 1997. I was the co-founder in 2000 with Jim Stewart of Juniper Financial, again a credit card issuer, which grew to be a major force in providing partnership credit card services and was the fastest growing issuer in the business. We sold that business in 2004 to Barclay’s PLC of London. Both of those credit card entities specialized in providing partner services, co-branding affinity type services.
We literally had thousands of partners, including folks like Apple, Barnes & Noble, Southwest Airlines and thousands of others, which gave us a particular sensitivity to how to structure a relationship with a partner that gave that partner that benefit of control of marketing, participation in credit and the like, let them have a vibrant program but transferred the credit risk and the capital risk to our company — and I think that’s very, very relevant here. Currently I serve as Chairman and CEO of a privately held energy company.
ACKMAN: Thank you, Richard. We line up Richard Vague with Richard Kovacevich, one of the nominees up for election. In the case of Richard, we think of all the people on the board he has the most expertise about credit cards because Wells Fargo has a credit card operation.
We ultimately hold him accountable for the decision not to do a partnering transaction. Now notably, unlike Richard Vague’s previous businesses, Wells Fargo is not very well known for being an institution with which you do a partnering transaction. If you notice they were not on the list. It was really Citi, GE, JPMorgan, G.E. and HSBC that were really the potential partners for Target. Wells Fargo wasn’t on that list. Perhaps he didn’t want to see the business go to one of his competitors. But, we think ultimately he should have been the one more than anyone, pushing for a transaction where the company exited the credit card business. We also think that while he’s a very well regarded bank chairman — Wells Fargo — particularly during this financial crisis, has got to be a major time consuming enterprise for him.
Target is a customer, a meaningful customer, of Wells Fargo. So, we think there’s a potential independence issue. But, when we compare him to Richard Vague, we have someone who is a pure industry executive. He’s built, operated, founded and sold two credit card businesses and businesses that have focused on partnering transactions.
And, some people have said to me, “Well, the company is now saying they intend to exit the credit card business.” Although, if you read this, there was a letter to the editor filed this morning, where the company’s CFO says, “looking forward, I firmly believe Target will not quit the card business.” I’m not sure exactly what the company’s posture is on what they’re going to do with the credit card operation, but I think a partnering transaction along the lines of what other retailers have done — we hope that’s in the future of the company.
We think that having Richard Vague on the board is going to help the company enter a transaction like that. Actually, there’s still a lot more to do. It’s not a sale of a business. There’s a lot of work to be done when you do a partnering transaction. I’d like to ask the question of Richard, let’s assume you were on Target’s board, let’s assume the company exited the vast majority of the credit risk associated with their card, what functions is this company still responsible for? What business do they have going forward and how do you think you can be helpful?
VAGUE: Thanks for the question, Bill. I happen to be a fan of Target. I shop at Target. I think it’s a company that’s done lots of great things over the years.
In the partnerships that we had that were the most vibrant, the most successful, grew the most, the partner was very, very involved. So, in this case, whether Target has further ceded its credit risk and capital responsibilities to a partner, it’s going to need to remain very involved in every aspect of the decision-making, marketing and credit decisions in a very plenary way, really making sure the customers get taken care of in the proper kid glove fashion. So, generally speaking, I would expect them to need to remain active for it to be a great program.
ACKMAN: Great. Real estate. Target owns more real estate than really any other retailer. And, we think that’s a good thing because we think that’s an opportunity for the company to create value. They get little, if any, credit for this real estate ownership in their valuation. And, we think it’s worth exploring, whether there are other alternative ownership structures or ways that the company can get the benefit of its real estate while maintaining the critical strategic objectives that they have. If you compare Target to General Growth, a company I know pretty well, as well as other major owners of retail real estate, if they were a REIT, they would be the biggest retail REIT in the country in terms of ownership.
The company has an overall EBITDA of multiple of 7.2. If you look, even with large cap REITs that have leverage issues and occupancy issues, and they’re issuing dilutive capital, they still traded at more than twice the multiple of where Target trades today. If you look at ground-lease transactions, ground-lease transactions trade at two and a half times the multiple where Target trades today. Target trades at a similar multiple to other similar quality retailers that own a lot less real estate. This suggests to us there’s hidden real estate value to the company.
When I say “us”, I mean Pershing Square. I’m not referring to the nominees. I didn’t seek out nominees to push through a real estate transaction. I did seek out one nominee who had real estate expertise, and Michael Ashner has a ton of real estate expertise. He can speak to that. If this group of individuals is elected to the board, including myself, I’m going to raise my hand probably first or second board meeting and say, “look, I’d like to see Goldman Sachs’s work papers. I’d like to see the reasons why the company rejected us.” I’m going to ask the board whether it makes sense to do a further exploration of real estate, because we think there may be an opportunity here. I mean, it’s telling that other retailers, and Wal-Mart certainly has the financial capacity to own as much real estate as they want, they’ve chosen otherwise.
Target has 15% of its stores that have ground-leases in effect. Whether this makes sense or not, I don’t know. I don’t know from the outside. I just want to be part of the discussion. Eight of the current directors will remain in every circumstance. They turned me down once. They may turn down the notion of looking further. If you don’t want the company to look at — even look at — real estate transactions, then you don’t have to vote for me. But — don’t deny the board our other four nominees.
Without going into too much detail on TIP REIT, we tried from the outside to address the company’s concerns. I think it’s been very difficult because we’re not in the boardroom. We don’t have all the facts that the company has, but I’d love to have someone on the board who has got very relevant real estate expertise and they can help the company and the board analyze potential alternatives if something makes sense. If it doesn’t, it doesn’t.
Michael, why don’t you introduce yourself.
MICHAEL ASHNER: Michael Ashner, Chairman and CEO of Winthrop Realty Trust, a New York Stock Exchange, publicly-traded REIT. I’ve been a dedicated real estate investor since 1981. I’ve been a property manager and asset manager since 1981. It is the business that I do. My expertise has been across a spectrum of real estate. And, I hope I can be helpful with respect to the issues facing, confronting Target with respect to its ownership of real estate.
Separately, one of the areas of particular expertise that I have is with respect to the ownership and management of real estate by companies like Target. That is to say, I have a background in sale-lease-back transactions, net-lease transactions and ground-lease transactions.
I think it’s important, however, to consider that regardless of whether or not the company chooses a different course or maintains the same course, when a company is one of the largest owners of retail real estate in America, I would think it’s incumbent that the board of directors include someone with a background specifically in the ownership, operation or management of real estate. And, I would hope that I can bring some expertise in that regard to the board.
ACKMAN: Thank you, Michael. We benchmark Michael Ashner against Solomon Trujillo. He’s been on the board for 15 years. He’s an Australian telecommunications executive. I’m sure he knows about telecommunications. I’m sure he knows about technology. But, he’s had 15 years to convey that knowledge to the board. It can’t be that convenient for him to fly in for board meetings. It can really, in my opinion, be hard for him to spend a lot of time focused on Target. In this case, we have Michael Ashner, a major real estate owner/operator. He’s based here. He knows a lot about retail real estate. This is a very important asset for the company. We’d love someone on the board to have that expertise.
Me — you look at Target’s board — they own less than 0.3% of the company. The independent directors own less than 0.1% of the company. Pershing Square owns just shy of 25 million shares with a market value of a billion 70 million dollars today. We own several hundred million dollars worth of stock options in a separate fund that you read about in the newspaper. Unfortunately, owning call options on Target stock has not been a profitable thing for a fund that only owns call options on Target stock.
Our main fund principal investment is almost entirely in common stock. It’s 25-26% of our capital. Obviously, that is money we don’t want to lose. The company said, “look, Bill, you own derivatives; therefore you want to take risks, you’re short-term.” And, my response is, the vast majority of our stock ownership has been common stock. We’ve been a shareholder for more than two years. We do own derivatives. We have extended the life of those derivatives over that two years’ time. At some point we’re either going to exercise those options or convert those options to common stock. But, we’re clearly a long-term holder.
One’s willingness to take on risk is not just a function of what you can make if it works but how much you can lose if it doesn’t. And, I am the largest investor in Pershing Square. I have a personal stake in Target approaching three million shares. I’m clearly very focused on what’s good for Target and how to minimize risk for Target shareholders. And, again, myself compared to the Target board, I own a lot more stock than all of them put together. And, I’ve only been involved in the company for two years.
My background, I compare myself with George Tamke. He owns 10,000 shares of common stock, including options outright. He owns 0.01% of Target. He’s on three other boards. He’s chairman of Culligan. He’s chairman of Service Master. He’s on the board of Hertz. All three of these are Clayton Dubilier portfolio companies where he’s a partner. How can he possibly justify spending a lot of time on Target when he’s got two chairmanships and a major personal direct and indirect investment in each of those companies?
He’s been on this board 10 years and he’s only bought 10,000 shares. And this is a wealthy man. I think if you had to choose, you can get a private equity investor in the form of George Tamke or you can get a public equity investor that has a very large percentage of his fund’s capital invested, indirectly a very large personal investment in the company. I’m on no other boards. I may at some point or I may not join the board of General Growth, but I have no intention of joining any other boards and these will take up my full time.
And, Pershing Square has a track record investing in consumer and retail franchises. We’ve created a lot of value for shareholders in Sears Roebuck & Co. and Wendy’s and McDonald’s and Longs Drugs and other businesses that are related.
I think I can be helpful here. But, again, I’ve taken the brunt of the personal attack, which I think is a good thing. Interestingly, Target has not attacked or even mentioned the name of any of our nominees in any of their fight letters, in any of their communications. And, I think the reason for that is they’re trying to make this about Bill Ackman. But, again, you don’t have to vote for Bill Ackman. You can withhold your vote for Bill Ackman. But don’t withhold your vote for the other Nominees for Shareholder Choice. If you want someone on the board who owns a lot of stock, has a track record for creating value for shareholders, vote for me. If you don’t, don’t. But don’t let that corrupt the contest. Make it about who the best people to serve on the board.
Let’s talk about corporate governance. Among my biggest concerns for the board is insularity of the nominating process and otherwise. Ron Gilson, perhaps you can introduce yourself and explain why you’re here.
RON GILSON: Good morning. The Town Hall Meeting is the right term. It reminds me, I was not sympathetic enough to the candidates last fall who had to stand up and explain why you should vote for them.
I’ve worked on corporate governance for the last 30 years. There are a handful of senior people in this country who have done that. I’m one of them. I’ve done it as an academic. I’ve done it inside boardrooms. I’ve been a director at a major mutual fund for the last 10 years and independent chair of the board for the last four. If you want experience in managing in difficult times consider last fall running six or seven billion dollars of money market funds while the capital markets froze and the Reserve Fund broke the buck — an interesting experience.
The important thing to recognize about corporate governance, particularly in this context, is this is not an exercise in civics. It’s not how do we elect the city council. It’s about creating value. It’s about having a group of independent directors who, when circumstances change, when the board and management has to consider how to respond to new circumstances, there are people with independence, with expertise, and with fresh judgment. What we’ve seen thus far is in each case, when an issue of governance has come up in this election, in making it easy for shareholders to vote, with respect to the board -
ACKMAN: The volume can be turned up, please.
GILSON: — in each case the board has voted in a fashion that keeps this kind of experience out of the board. When you think about corporate governance and you evaluate the alternatives, keep in mind this is not civics, this is about putting together a board that has the capacity in difficult times to generate value for its shareholders.
ACKMAN: Great. A few more slides, then we’ll open it for Q&A. I want to address briefly some of the points that have been made by Target about our candidates. We think the issues here are: Is there relevant operating experience on the board? Why is there no significant shareholder representation, and why was that representation rejected? Why did the company make the mistakes it made in the decisions about credit cards? Why are they making some key basic corporate governance mistakes? The company has not addressed these issues. They’ve compounded the issues by unfortunately rejecting things like a universal proxy.
We’re just going to cover some of the issues that the company’s raised. They say Pershing Square’s sizable derivative position creates an incentive for risk taking. I pointed out the fact that the vast majority of our investment, 80% plus, is in common stock. Even if you look at proportions, the current board has a much smaller fraction of their investment in common stock than they have in options. We’ve been a huge buyer of stock and holder of stock over time. Management has not bought one share of stock in the last five years. The board and management have sold $429 million worth of stock over the last five year period of time. It’s hard to be intensely shareholder focused if you’ve simply been a net seller.
The company said that Pershing Square launched a proxy contest to push its real estate agenda. They keep referring to a “Bill Ackman” slate of nominees. I and Pershing Square helped find these nominees. But that’s really the only thing, they have no affiliation with me and you have no obligation to vote for me if you don’t want me on the board.
In terms of real estate agenda, I spent about a total of five minutes describing our real estate idea to our slate so they understood what it was. I didn’t ask for their opinion on it. I don’t need it. I just want independent, fresh perspectives on the board. I wanted one real estate executive that I thought would understand, maybe be able to add some value to what we proposed. But this is not about a real estate slate. You can run a proxy contest. Carl Icahn wants to get Yahoo sold to Microsoft, he puts together a group of directors. Each of them commits if they get on the board they’re going to push for a sale to Microsoft. This is not that.
These are not five real estate executives I’ve sold on a plan that I’m trying to push forward. You can vote in favor of this group of individuals and you can still be opposed to a real estate transaction. Eight of the existing 12 directors are going to stay on the board, and if there were good reasons why it was rejected it will be rejected. But what you’ll get from me is that I’ll raise my hand and say, “you know what I think, it’s worth another look.” Maybe not our idea, but let’s put Goldman Sachs or perhaps another investment bank to work working with the company with the benefit of inside information. We think there’s something here on the real estate side.
So don’t be misled. It’s not about Bill Ackman. It’s about how our directors compare with the existing nominees.
On credit risk, we’re as intensely focused on credit risk as any other investor. In fact, we were short the credit world. We focused on businesses that are well capitalized. We expressed concern to Target when they were running a very large buyback program while still being in the credit card business. We urged the company to stop the buyback program in the fall of last year. And they did. There’s lots of hedge funds that push for leverage recaps and all kinds of other transactions to reduce credit ratings, give people an opportunity to sell into an elevated stock price. It’s not what we do. Every business we’ve invested in is better off from a credit point of view after our involvement.
On hasty selection, they said we picked these guys too quickly. And, I guess I would say I think we did a good job in a matter of weeks finding very high quality candidates that fit our criteria for independence and relevant expertise. While the company says it’s inconsistent with a professional search required by good governance, you have to ask the question, did they go through some professional search process when they decided to re-elect four people that had already been on the board? Solomon Trujillo, George Tamke, Richard Kovacevich and Mary Dillon, are they the single best people to fill those seats? The answer is I don’t believe so. I think in a short period of time we found people who had more relevant expertise.
I find this kind of a stunning statement. This is one of the company’s press release. It says: “We do not believe that Pershing Square’s nominees would add value to the board.” We find that just to be an absolutely stunning statement. We say, “Really?” And, if you look at who we’ve brought to the table and you’ll learn more when they answer questions.
On corporate elections, what we’re giving here is a choice. You don’t have to elect all of our nominees. You can elect some. You can elect none. You can elect all but me. You do what you’d like. This is about what’s best for Target. And look at each of the various considerations and make your decision.
I want to get to Q&A, so I’ll move pretty quickly. The gold proxy card is the one you need to vote to vote for any of these nominees. We prefer a universal proxy card where you can pick from either, but we think, if you were to choose, you would choose these directors. So with that we’ll go to Q&A and I’ll take a seat. So my microphone is still working. We’ll open it up to questions from the audience. And we’ll also get questions here on the TV from people on the Web. So if you’re on the Web, feel free to send in your questions, and we will respond to them. Why don’t we start with the audience. Go ahead.
<Q>: Hi, Bill. I have a question about the management of Target as opposed to the board. When you first made the investment in Target, I think your view was that the management team was great, they were great retailers, et cetera. Based on some of the slides that you put up regarding their sales of stock and the actual operating metrics of the company, have you changed your view on the management team at all?
ACKMAN: I think the management team is a very strong team. I think Target in general has done an outstanding job as a retailer. But, I’m disappointed, the company has certainly underperformed my expectations in terms of how they’ve done in a recession. Ultimately, I hold the board accountable for strategic decisions. It was a board vote that led to the type of transaction they did on the credit card side. I think it’s a management team that with a little extra help in the boardroom, some people on the board that perhaps could push back when the company’s headed in the wrong direction or can make the board more recession ready. I think that this team can get us where we need to be. But I don’t think you can get there without relevant expertise on the board.
<Q>: Hi, Bill. I’m a little bit confused on the details of your real estate or land presentation. If I think of creating a REIT, I think of putting all the stores in a REIT and then having the retailer pay the rent to the stores and that way you’ll get a big tax benefit, because REIT income is untaxed as to the shareholders, et cetera. Apparently your plan differs from this model. Could you please tell me how and why?
ACKMAN: Sure. Again, I don’t want this to be too much about the REIT, because this is not a slate to push forward the REIT plan. But what we had proposed to the company was — we don’t like traditional sale-lease-back transactions because we think they put a lot of pressure on a business. You take all the assets out of the company, all the real estate assets, put them in another business, lease them back, yes, it gives you a big tax deduction, but 20 years later you’ve got to deal with your landlord. And, you can’t do for various tax reasons leases longer than 20, 25 years.
So we thought, we looked at that. We fairly quickly dismissed it as not making sense for the company. We think it’s very important for Target to control its real estate over a very long period of time. We don’t want to put credit pressure on the company. Our revised transaction, we were selling a 20% interest in what we call TIP REIT. We don’t own the land under the company. The rent would be a relatively modest payment compared to the operating income of the overall business. The REIT itself would have a lot more security because it would own the land secured by Target’s credit and $20 billion worth of building. There’s a lot of benefits to it.
I’m not sure it’s the answer for Target. It may be. It may not be. The company rejected it. All I’m saying is as a meaningful shareholder of the company, Target is an outlier in terms of ownership of real estate. It may be a good thing and it may be a bad thing. There may be a more efficient way for them to be structured. I’d love the company to take a closer look and that’s my point of view on real estate. But it’s not what this slate is about. This slate is about advice and ideas that Jim Donald can bring to the table, the expertise that Richard Vague can bring to the table when the company’s doing a credit card transaction. That’s what this is about.
<Q>: Thank you. Of the four areas you cited: food, retail, credit cards, real estate and corporate governance, Bill, what do you think has been the most severely, the most acute area where you’re under the assumption you can’t do everything all at once, given that assumption, which would you address first?
ACKMAN: I’m going to address corporate governance first. I think it’s the easiest to address. Corporate governance for this company will be fixed the moment that a new set of directors is elected to the board because I think it will send a message from shareholders that shareholders want a board that’s receptive to fresh ideas, wants a board which has meaningful stock ownership.
I think you’ll very quickly see incumbent directors go out and buy stock on the market because they’ve been embarrassed once we’ve put up those slides showing them being net sellers of several hundred million dollars worth of stock in a company. So that’s an easy change. Change can happen instantly.
Ron, do you have any points of view on that?
GILSON: At this point, the critical thing is to keep in mind that this slate brings ideas into the boardroom, but it brings ideas into the boardroom that get realized only if it persuades eight other people to go along with it. That is, this is not a situation in which someone is coming into the boardroom with a set, with a set of plans that they’re going to impose; but, rather, it makes the existing directors more effective. And in that respect I think Bill is right. A major, there’s a major impact as soon as that structure goes into place.
ACKMAN: But each of them are worth a look. On credit cards, the world has changed a lot since we originally spoke to them. Not clear what kind of credit partnership transaction can be devised. But I don’t think the right answer is that what we’ve done is the only right decision. I think it’s worth some analysis. I don’t think any of us here can tell you with certainty what the right thing to do is on credit cards, what the right thing to do is on real estate, what the right thing to do is for the retailer. But what I can tell you is the people here have the expertise if they were to join the board they could help the company analyze each of these various businesses and provide perspective.
I mean, Jim, do you want to present how, if you were on this board, how would you work with Gregg? How would you work with the rest of the board to help the company?
DONALD: In my opinion, and Ron can correct me on this, the role of a board member is that of a coach. It’s not necessarily tactical, but it’s more strategic. And having experience at growing super centers, having experience in the food business, just having experience as a retailer, I think, would be beneficial to Gregg and not only Gregg but his retail team as well.
And I’m sure they’re getting that coaching and that counsel from their current directors, but, again, if food — and from what I read that is where Target wants to go — Gregg’s been public about that — I think having a director with a background in food could be beneficial to them, as they put out their strategy and go forward.
ACKMAN: I think it’s a useful question to the full slate. Richard, any thoughts, day one you’re at a board meeting. Obviously you know something about credit. What kind of analysis would you do? What would you be interested in learning and how do you think you could help the company?
VAGUE: As I said at the outset, I think Target is well run from an operating standpoint. It would be a privilege to be in the boardroom. I think my fundamental instinct would be to be supportive. However, I think there are structural issues that need to be addressed, capital structure issues, structure relative to the credit card. And it would be my view that it would be good to surface those issues and begin dealing with them in a systematic way early on.
ACKMAN: Michael, thoughts on real estate?
ASHNER: I think the first thing to do is to hear how management views its real estate. I have to give them initially, certainly more than the benefit of the doubt. They’ve owned this real estate; they must have a point of view. I don’t know what that is and it needs to be articulated. From there, the second step would be to ask the board members or management to prepare some analysis of the real estate. The analysis of real estate that you get in the 10-K is an SEC requirement. It’s not what real estate people look at. And, it’s probably not what retailers look at. From there, you make a determination as to whether or not you want to go forward in one direction or another. I think the first thing, the most important thing is to hear how they see the issue themselves.
ACKMAN: Question up top. And you can put the questions from the Web on. We’re going to try to alternate and address some Web questions as well.
<Q>: Is there anything about the nature of the real estate transaction that might be inconsistent with how your real estate needs might change in terms of doing more grocery super stores and things like that?
ACKMAN: No, the beauty of what we proposed it has really no, or de minimis operating impact on the company. Today, Target leases land in, land only, I think, in 10% of their locations. I think they always try to buy the land, because its what they’ve been able to do historically.
The benefit of a land-lease, particularly one that you set up inside your company before you spin it out to shareholders, Target can write whatever lease it wants, because you have so much security in the form of a building and Target has the underlying credit. You can give the landlord enormous flexibility in terms of making modifications to a building. If you want to expand a location to accommodate a super store, you can do that. If you want to completely redo a location, you can do that. Traditional sale-lease-back transactions where there’s land and a building, the landlord, obviously, you’re starting to mess with his asset. The land is not going to be any worse off if you build a bigger building on it.
So certainly the ground lessor is not going to complain about it. But very often, if you own land and a building and the tenant wants to make modifications, it’s like when you have an apartment and you have to call your landlord before ripping out the kitchen and putting something in, because he or she is concerned about what the rentability will be once you’re gone. We really address that problem in our transaction. But that’s a gating issue. That doesn’t solve all the potential issues.
I think with the, benefit of Michael Ashner’s expertise, with Goldman Sachs, or another bank being given the full assignment, as opposed to the very narrow, ‘Take a look at Pershing’s deal and either accept or reject,’ you’re not going to get to the right answer. Take a look at Pershing’s deal, see what good ideas they have. See what’s bad about it. How do we modify it? How can we create a lot of value here?
Seems like an anomaly, this stock was at $28 a share when we launched the proxy contest. Easy math, at $28 a share — the company had something like a $40 billion total enterprise value, including credit card receivables, including real estate, including a retailer. If you think the receivables are worth something close to par, let’s say $7 billion, and you think the real estate is worth something close to $40 billion, you were paying a negative number to buy Target’s retail operation. That seems wrong to me. It’s still an anomaly at today’s stock price. So I think it’s worth a look. That’s how we think about it.
From the Web. Credit rating: Has your view on Target’s credit rating changed from your most recent public commentary that any transaction you propose should be credit rating neutral?
Yes, I’m of the view having strong investment grade ratings is a key strategic asset for Target and that I wouldn’t push the company to do something that I didn’t think would maintain those credit ratings.
Another question from the Web: How do you reconcile your kind words on Target’s management’s past performance and the fact that you’re running a slate to unseat incumbent directors?
The answer to that is there’s a big difference. There’s a line in the sand between management and the board, and the company’s conflated the management and the board, and I say the company, the board is really running this proxy contest. The most recent letter I felt was very misleading. It said “Vote for Target’s board and management. Look at all the things we’ve done for shareholders.” A lot of those things were done by management and not done by the board.
You can be supportive of management and still put together a group of independent directors that we think is going to bring meaningful value to the company. You know, I think everyone here, I didn’t go out to find people who didn’t like Target’s management. I went out to find people who I thought would bring relevant expertise. And it just so happens that they, many of them are Target shoppers, like the business, like the brand. There’s a lot to like. This company’s done a lot well. It doesn’t mean it can’t be optimized and bringing fresh perspective is going to help.
<Q>: You showed the EBIT margins for Target relative to Wal-Mart, and I’m curious. You go through all of these different aspects for the business. None of these relate specifically to the deterioration of the EBIT margins and the below peer average. I’m curious to know what you think the reason for that is — obviously it’s not related to any of these specific issues. And maybe how this slate would address that.
ACKMAN: I do think that in terms of explaining the down trend over the last several years, particularly in the last year, I mean, a lot of that has to do with traffic. Right? If all the traffic is going to Wal-Mart. And when mom’s buying groceries, she realizes she needs clothes for the kids. It’s going to be more convenient for her to go to the clothing aisle and buy clothes there. And I think Target’s missing out on the incremental sales dollar. And I think spread over the same G & A base, you’re going to have lower margins. But I’d love to get Donald’s thoughts.
DONALD: I don’t have inside access to Target’s sales mix, both in food and non-food perspective, but if you look in the heart of the recession, in the retail sector, the underperformance that was based on the economy, the underperforming categories were, off the top of my head, specialty apparel, home improvement, lawn and garden, footwear. The ones that outperformed or drew customers in were food, general merchandise, HBA and actually electronics, as well. And as I see this from 10,000 feet up, the thing that I could probably surmise is that Wal-Mart has a greater mix of consumables than Target. And to Bill’s point, it’s possible that driving that additional foot traffic through there generated plus EBIT for Wal-Mart. And again I’m not privy to that. Just based on what’s happening in the retail sector.
ACKMAN: I think the company seems to be headed in the direction of growing its grocery business, obviously. There’s a lot of risk associated with that. It’s a low margin. It’s a perishable business. It’s not part of the DNA of the company. This was Dayton Hudson. This was a department store retailer. This was an apparel retailer. This was a meaningful diversion for the company. I think that’s why I’d feel a lot more comfortable whatever the company decides in terms of growing that business line having someone who has been there before. I can’t imagine a better person than the person who joined Sam Walton when there were four superstore prototypes. And I’m curious, you went from four to, what, over the course of your being there, and what did you learn along the way?
DONALD: It’s funny, you have to be able to put yourself in perspective. And I’ll never forget this, if I may. So I left Wal-Mart supercenters with about 143. We started with four. And Progressive Grocer says, “Donald leaves Wal-Mart supercenter expansion likely to be halted.” I just stopped them in their tracks. Now there’s 2,500 supercenters. So clearly the model is set and it was moving forward. But when we started with four, 143, as I mentioned today on Squawk Box, it’s not only the experience that one can lend in coaching and counseling a team or members even at store level, but it’s also the mistakes that one made in putting together from the beginning a supercenter operation, and hopefully let companies such as Target be benefactors of those learnings.
ACKMAN: We brought Jim on as much for the mistakes he made as for what he did right. (Laughter)
So a question for Mr. Ackman and Mr. Vague. This morning Target’s CFO sent a letter to American Banker Magazine disputing the reported suggestion that Target will exit the credit card business. In your view, should they be in this business? Why or why not?
ACKMAN: I actually have a copy of the letter which you can find on the web. And I think that this is sort of a question of definition. I am of the view, a strongly held view, that Target should stay in the credit card business, that is, a Target Visa card, get as much of their sales on that card as possible. It will help the company’s margins, give them more data about their customers. It will tell them where their customers are shopping. A relatively small percentage of Target’s sales are on the Target Visa card. We want to see that expanded.
But there’s a difference between being in a business and how the business is financed and who takes the risk. I want none of the financing to be coming out of Target’s pocket. I want it to be coming out of a bank, a large financial institution that has more resources than Target and has lower-cost capital. I want the credit risks as much as possible to be shifted to a financial institution. But I want everything else, the marketing, the customer acquisition, the data analysis, and all those benefits, to remain with Target. That’s how I’d think about it. I’d love to hear Richard’s point of view.
VAGUE: I think Target can have its cake and eat it, too, in this situation. I think they can cede the credit risk and the capital responsibility to a partner. It’s not a binary situation. It’s not either Target owns it or they sell it. There’s a spectrum of solutions between those two alternatives. And I think one of them can be chosen that gives Target all the control it needs, a revenue stream and an important service and marketing tool for its customers.
ACKMAN: I think the analogy to real estate is a good one. We proposed something with respect to Target’s real estate and the company looked at it as a digital outcome. It was either yes, exactly as Pershing Square described, or, no, it doesn’t make sense at all. The answer usually lies in between. I think the same thing is true on the credit card side. There are transactions in which Target shares some more credit risk, but they get more reward for taking the risk. It’s not a completely yes or no outcome.
There’s a question from the Internet for Jim Donald, food retailing has low margins, on one hand, but high volume, on the other hand, is this the right business for Target to push into at this stage?
DONALD: David Glass once told me, former CEO of Wal-Mart, after I started, I guess after about a year and a half. He said I don’t want you to think we brought you in here to build a supermarket business. We brought you in here to drive foot traffic for the general merchandise side.
So, I would tell the individual that asked that question that I believe it is the right business. They’re already into it, number one. But, number two, I think it can actually enhance what Target stands for with regard to the brand, with regards to quality, and with regards to being in the business of being a mass market.
ACKMAN: Question from the audience. Yes?
<Q>: Hi, Bill. I was wondering, did you do any comparison studies versus Target’s other competitors regarding management ownership and how those companies’ stocks performed? And if not, does maybe Ron have any advice on the amount of stock management and the board should own and have some skin in the game? Because it is quite surprising that the current management and board has very little skin in the game, and I think that would make a big difference.
ACKMAN: We didn’t actually. Frankly, the numbers were so striking I didn’t feel I needed to do a benchmark versus other retailers or other companies.
It’s incentives. The bigger the stake you have in a company, not just options you’ve been granted for free, but when you’ve reached into your pocket and written a check and you’ve bought a share of stock on the market. I think people think about that investment differently and they think about it every day. And I think it makes a difference. But I defer to Ron, I’d love to hear his point of view on ownership.
GILSON: Bill’s point was something, frankly, I learned from my grandmother. She understood if you owned, it you cared about it. Compensation plans, all of you who have read company’s proxies, the SEC explanation of compensation plans go on for 30 pages because we’ve created a set of very complex, typically very multi-layered plans and the extent to which the value of that compensation is directly linked to real measures of the company’s performance gets buried, both within the description and often within the incentive compensation plan.
So direct stock ownership is one critical aspect. The other critical aspect is how the entire package ties what management takes home every week to how the company performs. And it’s equity ownership. And it’s more directly payback, making those comparisons is something that the SEC has been pushing every company to do. So far, the reaction has been simply to expand the number of pages, the number of tables and most importantly the number of footnotes. The kind of comparison you’re asking for is both difficult to do, but I will tell you that every executive in the end knows what the answer is.
ACKMAN: Michael, did you have a point on this?
ASHNER: I’ve always bought shares in companies in which I’ve gone on the board. My own cash in the market. I don’t think I’ve ever sold any of those shares, although from time to time I’ve transferred some to my foundation. You always have to have skin in the game, I believe.
ACKMAN: Another question from the audience, up top there.
<Q>: Two part question. First part. Pershing Square April 2007 made a series of trades into Target. Over those three months, between April and I guess around May, Pershing Square accumulated about a million and a half shares and then exited and did that three or four times. And then in the middle of May began to accumulate Target stock.
ACKMAN: Why?
<Q>: Yes. So my first question was, you know it seems like there was a change in strategy. You can talk about what the strategy was in the spring versus I guess in the summer of 2007 and a question for Professor Gilson regarding -
ACKMAN: Let me do that one quickly, then you can ask Professor Gilson the next question. Keep the microphone.
We were restricted because we were buying a stake in the company with the intention to have influence over the way the business was organized. We were advised that we couldn’t buy more than $62 million worth of stock per entity without making a Hart-Scott-Rodino filing. So, based on direction we’d received in the past from regulatory authorities, the reason why our initial position was largely in the form of options and swaps as opposed to the stock that we own now is because of those restrictions. After we made a filing we could then buy the common stock. So, what you saw was we would buy a million and a half shares, 60 odd million dollars worth, and we’d enter into — we’d sell that stock to a Wall Street firm that would write us an option on it. It was the way we accumulated the position.
But if you look at that — if you look at not just the stock but the stock and the option and the swap position that we accumulated over time, our net exposure to the company grew that entire period. We were always increasing our economic stake but the means by which we had to do it was the way we described, largely because of this HSR issue. If you just looked at the trading report for common stock in our proxy statement, it will look like we’re buying and selling. We’re not day traders, we’re not short-term investors. Our net stake in the business grew over time to become a much more meaningful number but we were limited by the HSR rules.
By the way, if you can get those rules changed, they’re a bit annoying, and we’d appreciate it. Does that help you on the stock?
<Q>: Yes.
ACKMAN: Go ahead for Professor Gilson.
<Q>: For the professor, the question is: The importance of a long-term investor — actually, let me — do you believe that Pershing will be a long-term investor in Target? And if you can talk about the importance of a long-term investor as it relates to good governance. Thanks.
GILSON: I’m trying to think about the right way to say that I agree with you in an eloquent fashion. Look, what shareholder — what we want shareholders to care about, when I say we, the governance committee, is the long-term value of the company, because from a larger, from an academic perspective, we care about the value of the stock, but we care about everybody else, every other stakeholder who does business with the company.
If the company grows over the long-term, the shareholders do wonderfully and so does everybody else. Long-term shareholders will have the same view of that goal as everyone else does.
Distinguish that from people who are trading on hiccups in the market. My finance friends will tell me they do a really important job. They’re really an important part of pricing for the financial market. But this is not about the financial market. This is about the long-term value of the company and the value it creates for everybody who does business with it.
So my interest is long-term. What I know about what Pershing Square has done has been focusing not on capital structure, leverage, recaps and the like but it’s, rather, been on the operating structure of the company. My understanding is they’ve held their shares for periods quite longer than others. But keep in mind, the people who are going to be in the boardroom other than Bill, are not from Pershing Square. It’s the four people you see here who have all been either, for me in corporate governance, but in operating businesses that are directly relevant to what Target does. So I have no reason to think that Pershing Square is in this for the short-term. But the fact is, whether they are or are not is irrelevant to what the four of us are going to do inside that boardroom.
ACKMAN: If I could quickly address your question. Again, hedge funds are normally accused of being short-term. By the way, there’s nothing wrong with that. Plenty of short-term traders that do a much better job than we could trading stocks. We tend to take very substantial positions and we tend to be a holder for multiple year periods of time.
I’ve gone on very few boards. The reason I’ve gone on very few boards is that it takes a lot of time and energy, it restricts you from trading. And I really have to believe that I can be a multi-year holder beyond this point in time in order to be willing to give up the kind of flexibility you have when you join a board. Pershing’s been a shareholder of Target for more than two years. By joining the board, I’m indicating that I’m going to give up flexibility in terms of trading, so that should suggest to you that I think there’s a lot more value to be created from $43 a share over time. And by virtue of my willingness to give up restrictions, there’s nothing I can do to prove better that I’m in this for the long haul.
Yes, up front here.
<Q>: I wonder if you could address the timing issue a little bit. A lot of the arguments that you all have made collectively relate to an economy in a downturn. If we are in fact sort of coming out of this, do these things make as much sense as they might have, say, last year? We’re talking about spinning off the real estate. Maybe we should wait until it’s worth more. Credit cards may actually become an upside, if credit improves, and then the food business is something that Target differentiated itself with more discretionary items. And if the economy improves, wouldn’t that be an advantage for the company right now?
ACKMAN: I think we should go through each of the different disciplines. What’s your view on food in good times and bad?
DONALD: Having not sat in the boardroom and going by what Gregg said, food is in their future. With regard to rolling out the SuperTargets as well as their add-ons and their remodels that put out more consumables than in the past.
I think if you look at good times and bad times, the consumables still drive traffic into the stores which would bode well for them on the specialty side, the apparel side, the general merchandise side and those individual areas. But the big thing is if they’re going to continue to compete with other mass marketers, particularly Wal-Mart, they’re going to have to insert themselves to be more competitive item for item, SKU for SKU, and get into that business.
So whether it’s good times or recessionary times, I think that getting into the food business will actually continue to increase their volume on a total revenue basis going forward.
ACKMAN: I think it will also more readily insulate the company from this happening again. We don’t know how long the economic downturn is going to be. We don’t know when the next one is around the corner. I think the conditions of the last five years are a lot more anomalous than they are regular. So you don’t want a company that only does well in a boom credit cycle, because I think this generation, it’s going to be a very long period of time before we go back to the kind of home equity extraction, CDOs and other technology that created a lot of credit in the market.
DONALD: In addition to that, if you look at Wal-Mart’s analyst reports, they’re talking about the abundance or the oxygen that’s left just in the U.S., empty spaces for supercenters or their neighborhood market concept. So there, again, I think you have your chief competitor getting more deeply in this business. I would think again not knowing they’d want to do it as well.
ACKMAN: Richard, thoughts on credit?
VAGUE: I think the timing issues on credit cards are very important. And it could very well be that now is not the time to do something on credit cards. I don’t have the particulars of Target’s situation, but you would like a situation where margins and credit trends are more stable, where the universe of buyers has increased because the capital structure of the potential buyers is in better shape.
But even if the current economic environment were benign, I think an important thing to recognize about the credit card business is that structurally the secular trend through time has been towards higher capital requirements in that business. Lower margins because of increased competition and now more recently a lot of attention from regulators and legislators, they’re going to decrease the flexibility in that business.
So I think it’s not the place to be creating wealth for shareholders that it once was. And so the issue I think is a real one.
ACKMAN: If you look at Target’s credit card business, I’m a big believer in companies — Michael Porter serves on our advisory board. I’m a big believer in companies pursuing where they have a competitive advantage. Target has an enormous competitive advantage in this credit card business in terms of acquiring customers cheaply, because when Mrs. Smith walks up to the counter with $40 worth of stuff, pulls out her American Express card, the person behind the register knows to say, “Would you like to apply for the Target Visa card, we’ll give you 10% off your purchases today?” That induces Mrs. Smith to apply for the Target Visa card. A bank has to spend several hundred dollars to try to acquire the same customer. That’s an enormous competitive advantage.
Target’s a great marketer. So another competitive advantage. They have great customer service. That’s a competitive advantage in running a call center. But Target did not have a competitive advantage in terms of accessing deposits. It doesn’t have a deposit franchise. It doesn’t have the kind of low-cost capital that a major financial institution has. It doesn’t have the economies of scale that enable it, or the experience in running a business over many, many different credit cycles. Or it can’t afford to have the same number of Ph.D. statisticians analyzing the data. It doesn’t have the benefit of mistakes made by other retailers.
So I’m in favor of a company pursuing its competitive advantage. I also think there’s a question of focus. I have to believe that the credit card operation is consuming an enormous amount of not just Doug Scovanner’s time. But I have to believe it’s taking meaningful mind share away from Gregg Steinhafel because of the fears incumbent in that kind of business. Every time he goes to a meeting with a shareholder, I’m sure they’re getting questions about the credit card business. [If] a major financial institution was on the hook with them, it is kind of like stock ownership. The beauty of a bank taking credit risk is they’re really going to care about underwriting. They’re not just a low-cost form of financing. I think that transaction makes sense in any marketplace. Now the exact timing of what you do and when you do it, I think it depends on the conditions, the factors that Richard mentioned.
Michael, any thoughts on real estate?
ASHNER: I think the problem hasn’t been really addressed or does not appear to have been addressed. It’s not an issue that’s going to get resolved real quickly. You have 200 million square feet of space. You have it managed in a number of different ways. If you look at the slide sheet on page 55, you can that see none of the major retailers in America have taken one position or another. Wal-Mart’s halfway leasing, halfway owned. This is a process that’s going to take some time to figure out what, for the company, what is the best use of the real estate where it should be?
I guess my second point would be, this is a capital consideration. This is a right side of the balance sheet issue. How do you deploy your capital? That’s an issue that companies face all the time, continually, forever, so that it’s not a good time or a bad time. You always are looking at how you allocate your capital, whether you own land, whether you don’t own land, whether you own other assets, whatever.
So it’s always a good time. Thirdly, I would say once you’ve made a preliminary decision where you want to go — and as you’re continually reevaluating that decision, the implementation of it is not going to take place overnight. Again, you have 200 million square feet of space. And how are you going to go about doing it? How are you going to execute on it? I don’t know if there’s a good time or a bad time. I just believe strongly that a company of this size should be always considering what it should be doing with its real estate and how it manages it.
ACKMAN: I would say, lastly, to your question, the only thing that this panel offers to the company in terms of a short-term fix, in my opinion, is governance. All the rest of the stuff, whether it’s real estate or credit cards or food retailing are long-term strategic and investment decisions for the company, and the question is, “Who do you want on the board to help you make those decisions?” Do you want the incumbent nominees who are, again, I would stipulate they’re all good people, they’re all successful business people. But we have an opportunity here. Four directors, five seats come up for election. We have the opportunity to pick people who can add value to the company. Remember, these are three-year terms. So if the current directors are elected, we’ve got them for another three years and we don’t get these directors for the next three years, and I think that would be a loss for shareholders.
Let me take an online question. Recently Eddie Lampert outlined a plan to sublease excess space in Sears stores. How is Pershing’s plan different from Mr. Lampert’s plan? I think this is a good question.
Sears Roebuck and Company is not Target by any means. And it’s a retailer that’s had major operating and other issues. And one of its most valuable assets is its real estate, not for Sears, but the alternative use of that real estate.
So Sears is in the process of transitioning and really becoming a real estate company. Target is nowhere, is not like Sears by any means. The kinds of things we propose for Target’s real estate have more to do with how does Target hold the real estate in the most efficient manner? How do they deploy their capital and real estate in the most efficient manner? Those stores are always going to be 100% occupied by Target.
Sears is kind of, unfortunately, a failed retailer, but they have some valuable assets with alternative uses. And Eddie Lampert, I think, is doing a very good job turning around a retailer that’s had a very tough last 10 years, 15 years. And he may determine he can’t compete with Target and Wal-Mart, but what he can do is he owns 15% of every mall in America, and he can find a better use for that space. There’s a higher and better use. Wouldn’t surprise me to see Sears subletting stores to Target over time.
Professor Gilson, why do you think Target rejected your call for a universal proxy? Do you think they’ll agree to let Pershing Square name their directors on Pershing’s ballot? A former student.
GILSON: My students are getting jobs in this environment. I’m delighted.
Depends on what you think this process is about. Target rejected the universal proxy suggestion in a morning. And let me be clear about what a universal proxy is just in case people haven’t seen it. It sounds fancy. What it amounts to is simply a ballot like the one you use every time you go to the polling place where every candidate that you can vote for is on the card and you choose who you want to vote for rather than having to juggle separate cards. So its function is simply to make it easier for the shareholders to choose. Doesn’t put its thumb on any side of the scale?
Why do I think they didn’t do it? Frankly, the only thing I can imagine is they thought it made it easier for shareholders to choose, and as a result they made it easier to choose someone, to choose someone other than an incumbent.
The second question was: Do I think they will, Target will, allow Pershing Square to list its incumbent, the incumbents on Pershing’s proxy card which will have something of the same effect, that is you’ll be able to take one card, choose who you want from one slate or the other. I think the short answer to that is it depends on you. If Target hears from its shareholders that they want an easy and straightforward way to cast their votes, my guess is Target will respond. If they don’t, I think they’ll continue to stonewall.
ACKMAN: Question: On CNBC this morning Nelson Peltz said, “The key to success in activism was to have a logical plan to boost EPS.” Then Jim Donald from Pershing Square shared no ideas for what Target should do. Why should people vote for Pershing Square if you guys have no plan?
There are a few things. I think this is a good question because it raises a number of questions. Number one, we’re not asking you to vote for Pershing Square. We’re asking you to vote for five individual nominees, four of whom have no affiliation for Pershing Square. I’ve got some ideas on real estate. But I defer to the rest of the team . “Team” is maybe even too strong a word. The rest of the nominees we proposed for what value they can bring. I think Jim can speak for himself, but my sense is if he’s going to join this board he wants to join it and have the most positive relationship he possibly can with the CEO. And I think if Jim were to surface all kinds of ideas he may have on how to improve the company, it might, I don’t know, why should I speak for you? You speak.
DONALD: It’s hard to have ideas when you don’t have access to the strategy they’re rolling out. Simple plain terms, and I said this this morning, we have to give credit — we have to give Target credit for what they’ve built. I said that in my opinion they’re one of the top five merchants and retailers in the world, and I’ve been all over the world. So as a director, it’s more strategic than it is tactical. And hopefully the individual will see that as a director. Our biggest job is to listen, to counsel and to advise. We’re not employees. We’re directors.
ACKMAN: And further to this point, this is not a case where our plan is to sell Yahoo to Microsoft. The plan here is to put people with relevant expertise, high quality character, for each of the different disciplines of the company to instill a greater sense of ownership on the board, shareholder ownership and corporate governance. Let this minority of the board work with the majority of the board that will stay on the board and help make this a better company.
And I just think almost every shareholder vote, you’re given, 99% of the time you’re given one candidate for each slot that was handpicked by the existing board. We’re spending our money, Pershing Square’s money, to create the opportunity for you to select among the company’s candidates and our candidates. That’s what this is about. It’s as simple as that. Question from the audience? Over there on the right.
<Q>: Bill, you’ve probably been given more access than any shareholder to management over the last two years. Can you give us a flavor of what those discussions have been like and what other subjects have come up that haven’t surfaced publicly? Thank you.
ACKMAN: Sure. We’ve been sparing in using management’s time. And management has been very receptive when we wanted to have a meeting or a call.
I’ve had an excellent relationship with Gregg Steinhafel and Doug Scovanner. We actually haven’t spoken since the proxy contest began. I think that’s the nature of these things, particularly on the company’s side. They hire a bunch of advisors. The advisors write the letters they’re used to writing. They have a strategy for running a contest. We haven’t really spoken a lot really over the last several weeks.
We’ve really deferred to the company in terms of their running the business. As I think of the retail, the core retail operation. And we’ve tried to weigh in where we felt we had specific knowledge that could be valuable to the company. That’s really on the credit card side and the real estate side. We haven’t spent a lot of time talking to the company about general merchandising or otherwise. And there really isn’t anything we haven’t — we’ll make some more of our presentations to Target public. So you have a better sense of what was discussed at a meeting and our call. We’re doing that partially because one of the company’s new things they said in the fight letter, is first Pershing had this credit card idea. Then they changed their mind about that. Then they had a real estate idea and they changed their mind about that. And now they have this board idea, and who knows, maybe they’ll change their mind about that.
We bought a stake in Target, one, we thought if they could exit the credit card business on a partnership transaction, would meaningfully reduce risk. We’d extract capital that could be redeployed in a stock buyback, the company could maintain a strong A rating and it would meaningfully increase earnings per share and while reducing risk to the company. We also said it would increase the multiple that this company traded at, because analysts and investors look at Target and say it used to be 85% or 83% retailer, 17% bank. It’s on a much lower multiple to the bank earnings, much higher multiple to the retailer. But the blended multiple would be less than competitors. We wanted to solve that problem, minimize risk, increase free cash flow. Again, the credit card business was a huge consumer of free cash flow.
Our second initiative which we identified prior to buying the stock, is Target owns more high quality real estate than any other retailer. We thought, with some analysis and some ideas, some creative thinking, we could come up with a solution to that problem or at least one that would lead to the right answer.
The most analogous experience we’ve had working with big public company is our experience working with McDonald’s. Initially, McDonald’s was resistant to our ideas. Our idea was for McDonald’s to get out of the business of operating restaurants and focus on their core business of what we called brand royalty, that is, collecting rent and franchise fees from franchisees, which is a more stable, predictable, kind of better business. We felt if they did it, it would be a low-risk company, pay a higher dividend, would trade at a higher multiple because those earnings are higher-quality. That’s how we looked at Target. We said if you exit the credit card risk and funding risk but what will be left will be a higher-quality, lower-risk business with greater free cash flow.
McDonald’s initially resisted what we had to say. We went public with the presentation. They hired Goldman Sachs. Hired Wachtell, Lipton. I think they even hired Joelle Frank. It was the same cast of characters. And they’re smart, capable people. They put out a press release saying that our idea was wrong. But then they started their work. They said maybe there’s something here. They started getting phone calls from shareholders saying what’s wrong with this Pershing plan? Started looking at it and studying it. McDonald’s came up with their own version of what we had proposed. We had only the benefit of being on the outside. Never been an insider at Target or McDonald’s. McDonald’s was smart enough to instruct their advisors, “Say, there’s something here. Take another look.” They came up with a solution that was a huge win for shareholders. Instead of spinning off a restaurant company which was our initial plan, we’re selling off 19.9% interest and spinning off the rest to their shareholders. McDonald’s decided to begin a long refranchising program which has had enormous benefits for the company as they’ve sold restaurants to franchisees whose can operate them more efficiently, which has led to higher same store sales. They’ve extracted capital from a low return on capital business. And they’ve improved the mix of their remaining franchise.
Matt Paull CEO of McDonald’s at the time we were interacting with McDonald’s, was really the architect of the ultimate solution. And he was the person who really pushed Goldman Sachs to work really with us, as opposed to against us, to come up with a solution that would help shareholders.
During the period of time that we were an investor in McDonald’s the stock went from mid 20s per share to high 50s per share. The company’s credit metrics have improved. Their dividend has increased. The stock has doubled. And Matt retired on the gains he made on his stock options. He’s now professor at the University of San Diego. So there’s hope for Doug Scovanner.
But after that I called up Matt and I said would you join Pershing Square’s advisory board? And he did. And in the last nine months Matt has been actually part of the meetings we’ve had with Target. And my hope was having the former CFO of McDonald’s, extremely high caliber, very well regarded guy, who actually hired the same advisors, might help us get to where we wanted to be.
I did initially propose him as another nominee to the board because I thought he could help the company get to the same kind of answers that McDonald’s did in working with us. They turned him down because of Best Buy. That’s why we went down the road of other independent directors. I think that’s a full description of the nature of our interactions. But what I will say is we’ve had a great relationship with management. It’s never been hostile.
Even when I suggested, asked for another independent director for us, it was very pleasant. I had a very cordial meeting with the nominating committee.
Where things broke down in my opinion, it was at the board level. It was the board that rejected me. It was the board that rejected Matt Paull. It was the board that rejected Richard Vague. And again, rejected Richard Vague without meeting him. The board spent less time with Richard Vague and Michael Ashner than you have. And to me that’s a loss for Target. That’s why we reached into our pockets to run this proxy contest. And it shouldn’t have to be this way.
And it’s unfortunate. I get calls from retail investors who tell us they’re voting for us because this is very un-Target like. And they don’t want Target to become like Wal-Mart.
A woman Sara Berg, I think her name is, with 30 shares — I feel like Bill Clinton calling someone out. But she, among others, has said you know what I’m voting my 30 shares. I’m going to show up at the meeting with a sign because I think this is really important for the company. And I don’t like the way they treat you. I don’t like the letters they’ve written. And I don’t either, frankly.
And my expectation is these letters are not written by Gregg Steinhafel or Doug Scovanner, they’re written by a PR firm. These are fight letters written by proxy advisory firms and lawyers and bankers who are designed to protect a company from the evil outsider. But we’re not the evil outsider. We’re just a significant shareholder that’s had a constructive relationship with Target that’s put forth some independent directors. So that’s my vent for the day.
Another question from the audience or should I take another one from online.
<Q>: In early March I purchased April 30th calls which I’ve since exercised. I now own the underlying shares. What’s the cutoff date to vote those shares? Have I missed it?
ACKMAN: The answer is I don’t remember. Does anyone, any Pershing Square people know what the date is for that? Please call DF King. They will give you an answer.
<Q>: As a shareholder what can I do to help you succeed with your plan?
ACKMAN: You can do a couple things. One is obviously you can vote the gold card and vote for members of our slate. Number two, if you are a client of the proxy advisory firms, the Risk Metrics of the world. Risk Metrics, in particular, always looks for feedback from their clients on what their view is of different slates. And we encourage you to bring that feedback back to them. Also public support is helpful. A lot of people, particularly institutions, don’t want to come out and support the dissident publicly. We’ve had a lot of positive meetings with major shareholders of the company, but they want to keep the relationship with the company. And therefore I think we’ll only ultimately hear about their vote when it gets down to the wire at the meeting. But public support is obviously very, very helpful.
I’ll take another one online unless there’s one in the audience. Question from the audience? Okay.
<Q>: How do you respond to the comment that Pershing Square’s motivated to pursue a risky short-term agenda due to its derivatives that expire in less two years.
ACKMAN: I point out two things. One, in the Pershing main fund, we own 24.8 million shares outright. No leverage. Can we go back to the question, I want to see the whole question.
And that stock is effectively — there’s no clock associated with common stock. Number two, Pershing Square IV, which is the entity that owns call options on Target, these options are struck at $35 a share. So at this point they’re $8 in the money. The options we own are not traditional listed options. We can extend them if we need to. But I think it’s more likely we end up rolling into the common stock and exercising those options at some point down the road.
And number three, I would say management actually owns a lot of stock options that expire before the ones we own. And I don’t think that’s going to motivate them to do something risky in the short-term. I think one’s willingness to take on risk is a function of how much they can lose and how much they can make. And if we were to somehow cause, again, if I’m elected, it’s only Bill Ackman on the slate. Even if this whole slate is elected and the other directors, they can stop anything proposed by any of the people on this slate, there’s no way we can force something risky to happen. It’s kind of a silly notion. But our motivation here that we have a huge investment, I’ve got a huge personal investment. We’ve never, if you look at our track record as an investor, we’ve never caused a company to do risky things to hurt itself. We’re going to be a big illiquid holder of this company for a long period of time and we want good things for the company.
Any other questions for our group here? Is it time for lunch? One more here.
<Q>: You’ve been kind to management but have criticized Target’s board for, among other things, failing to assess strategic transactions. Isn’t it management’s job to pound the table when they think there’s a good deal in front of the company, why isn’t this a management issue?
ACKMAN: Maybe I’ll speak to this briefly and then I’ll ask others if they’d like to. I do think it’s management’s job to pound the table. But ultimately the board, we don’t really know what took place. Was it that management insisted on retaining control of underwriting in the credit card business over the objection of the board? That could be. It could be otherwise. Why was this real estate transaction, was there someone on the board who felt strongly against it and management was excited? We don’t really know the answer. What I really asked for when I asked for one seat for Pershing Square on the Target board was to be part of the discussion. I want to be in the room. I want to hear how this is being bandied about.
I felt that with one seat and one independent director, we could get to the right answer. What motivated me to run the proxy contest was how the board handled that request. Goldman Sachs, the lead banker for Goldman Sachs told me, “Bill, even if the board invites you on, with your one seat or with one independent director, they’re never going to take you seriously. I know this board, they’re going to put you in a corner; you’re wasting your time.” That’s the way at least the company’s advisor attempted us to convince us not to run the slate. That made me quite concerned. That’s what motivated me to put up a slate of directors.
But, Ron, do you have a point of view there?
GILSON: I have a strong point of view about management having the benefit of directors who are a step back. Think about the way this, the present slate works up. There are four Target nominees. There are five slots. So what Target is doing, telling you, vote for our four and then also vote for a proposal to shrink the size of the board by one.
That position is essentially saying, look at the five people sitting up here, not one of them, not one of them, any one of you chosen cannot add value to that board.
That’s not a relationship between management and the board that’s going to be productive in a time where the only thing we know about the nature of the recovery we’re looking at is that we’re going to have more and more volatility. And where the interaction between the board and management is going to become more important. The coaching that Jim described is going to become more important and the notion that Target is better off shrinking the board rather than any of the individuals up here seems to me to speak very, very loudly.
ACKMAN: Any further thoughts for any of our nominees or should we let them have lunch, let them eat cake, like Richard said. We’ll take one last question from the audience.
ASHNER: I have something. I’m in the real estate business. I think it’s common knowledge that it’s been very difficult times for publicly traded companies in the real estate business.
I have a board at Winthrop which is very, very bright. Very, very independent. I think our board meetings are to some extent sometimes like a dinner where people are raising the stakes, discussing things very vocally. I would say without a doubt that the survival of Winthrop, why we have survived, why we have done relatively well in this economy, why we’ve delevered and all the things we talk about came about from the dialectical discussions we had on the board.
If management, including myself, had just sat there and said, “This is what we should do,” and everyone had nodded their heads, I think we would be suffering much more. We’ve benefited enormously from the input of people who had different perspectives. We had a credit person. We had a corporate governance person. We have different people, different insights. And but for that I don’t think we would be doing nearly as well as we’re doing.
ACKMAN: Jim, let me ask you a question for a second. I’ll ask both Jim and Richard, what’s your experience working with your board? How do you use a board of directors? Now that you’re going to be on the other side of that, and having served on other boards, how do you view your role. Give us the management perspective and then give us perspective based on what you’ve learned as a CEO how are you going to be as a director.
DONALD: As a CEO and a chairman, I might add, I filled in the gaps. When I took over Pathmark as Chairman and CEO, it was the old group of Merrill Lynch Capital Partners. And there were no retailers on the board. The first thing I did was put a retailer on the board. As I go to Starbucks, I’m not the chairman, I’m the CEO. We too had some gaps to be filled with HR because it was a very people-intensive business. We already had a consumer products goods individual in Craig Weatherup. We put a retailer on the board in Michael Ullman, the CEO of J.C. Penney.
But here’s a real life story. We had a crisis. I’m not a consumer products manufacturing individual. I’m a retailer. And that example was, this is years ago, there was some bits of glass in a bottle of frappuccino. I had no clue what to do. I pick up the phone. It was 10:00 at night. Craig Weatherup talked me through it. He had the experience.
Now as a board member, on the board side, all the boards I’ve served on, past and present, have been something that fits what I know so I can add value, whether it’s retail, whether it’s procurement on the Barry Callebaut board I sit on now, whether it’s governance, choosing a bench, choosing successors for the CEOs or EVPs. You’re there, too, 24/7 in my opinion to be at the beck and call of the management team when they need you.
And having the experience to do just that, believe it or not, after a period of time, the management team tends to start to like that because they’re somebody they can go to that has experience in dealing with these kinds of situations.
ACKMAN: Great. Richard, it’s been a while since you’ve been on a public company board, but I’m sorry it’s been a while since you’ve been CEO of a public company. I would just love any perspectives you want to share from the CEO’s point of view and how you’ll be as a director.
VAGUE: I’ve been on boards where they were rubber-stamp-type boards and on boards where the board has been active for larger decisions. And it seemed to me that the quality of decisions made has benefited enormously where the board has been very actively involved.
And I’ve been primarily in companies that have come out of the LBO or private equity or venture capital context, where the board has a very vested interest. Their knowledge about the business is immense, and the benefit of the discussions is also immense.
ACKMAN: Okay. I guess another question. Go ahead.
<Q>: Just a quick one. Besides Bill, do any of the other candidates own shares in Target, or do you plan to buy shares?
DONALD: I plan on buying shares.
ASHNER: I will buy the stock, but if I am not elected, I won’t buy any.
ACKMAN: He’s going to short the stock if he’s not elected. (Audience laughs)
GILSON: I have a substantial portion of my net worth in the fund family whose boards I chair. I believe in having a stake on the companies on whose boards I sit on.
ACKMAN: Richard.
VAGUE: I wouldn’t plan on joining a board where I didn’t want to take an ownership stake.
ACKMAN: The last question for you guys is how can you help. We’re actually the underdogs here. There’s a huge disadvantage being the dissident. There were some analysts who put out reports that said vote for management without even meeting our candidates, without even understanding what the proxy contest is about. I don’t mean to pick on any particular analysts, but I think there’s an instinctual reaction, when you have a company that’s a great company, let’s vote for management.
I’m in favor of voting for management. But the decision to vote in favor of this slate of directors or the incumbent slate of directors has nothing to do with management. It has to do with which people do you want to serve you on the board. So it really matters which way you vote. If you like what you’ve heard, you can help us by publicly supporting us.
You can help us privately by talking to the proxy advisory services firms that you do business with. You can even help us by putting in a call to Target saying you know what, this seems like a sensible group of people, I like some of them, not all of them. I want the opportunity to pick and choose. Make it easier for us, let them put your candidates on their card so I can pick among them. There’s lots of different ways you can help other than by voting your shares. But sharing your views publicly is obviously very helpful.
Yes, question in the front.
<Q>: I heard you allude to hypothetical dialogues between the board and management if one or all of you are elected to the board. What kind of interaction would you like to have with management, or would you, or would your primary interactions be with other board members at Target?
DONALD: I would be available to management. That’s been my practice in the past. You respect them, but if they call, then you need to answer that. Other than that, it’s all in the boardroom type of activities.
ACKMAN: Let me answer a question that hasn’t been asked. When I asked people, after meeting our slate, “What’s the downside of electing new nominees versus the incumbent nominees,” people say, “Well, the only thing I can think of is now that you’ve had this proxy contest, will it be disruptive in the boardroom?” And, I think that’s an important question. And, I think you can assess for yourself, number one, the company’s been very careful not to attack any of our nominees. And I think they’ve been careful about that. Because they realize these nominees may be on the board at some point in the future and that they want to have a successful dialogue.
The company has attacked me only for being Bill Ackman. I’m happy to be Bill Ackman. They’ve used my name many times. I think in the book “How to Win Friends and Influence People” they encourage you to say your name many, many times. If anything, it’s been wonderful to see my name so many times in their letters. But, seriously, my personal style is not — I pick on Carl Icahn because he deserves to be picked on — but I’m not Carl Icahn.
We’ve had very constructive relationships, not just with Target but you can talk to, look, Borders is a situation where we were a passive investor. The company got into trouble. They asked us to join the board. One of our members of the investment team joined the board. Ultimately the board decided the right decision was to make a change in management. I encourage people to call the former CEO of Borders who ultimately was replaced by someone that we had recommended to ask him how he handled a difficult situation, including one which led to his losing his job. I think what you’ll hear is we’re a very constructive supportive investor in good times and bad times, and I think that’s the kind of person you want to have on your board of directors.
But by no means do you have to vote for me. If you find something offensive about hedge funds, offensive about derivatives, even though management owns them, you don’t have to vote for me. But don’t deny Target the opportunity to have the talent to my left. That’s one.
Second, I would say this is a very important proxy contest, because it’s unusual. This is not a platform to sell Yahoo to Microsoft. This is not a platform for a real estate transaction. I think you’ll have some sense of that. But this is a proxy contest about who are the best people to serve on this board. It’s very rare that a shareholder is willing to spend the money required to improve a board of directors. We think it’s worth the effort because we think getting this group on the board, we’re going to have a more profitable company. The company’s going to make some better strategic decisions. But also I think it sends a message to corporate America generally that they can’t constantly re-elect themselves. They have to think about who are the best people, when somebody’s been on the board 15 years, no one on the board wants to kick him off because they’re all friends. It’s a bit uncouth to kick off a guy who has been on 15 years. But do we really need a director for another three years instead of a Jim Donald, Richard Vague, Michael Ashner, Ron Gilson, when a person has been there for 15 or 10 years, unless there’s something very specific they’re bringing to the table?
I think it’s an important proxy contest. We want you to vote the GOLD card. If you have any questions for us beyond this, I think it’s only fair to let people eat lunch.
And shop at Target. There you go. Thank you.
(Applause)
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Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This transcript contains forward-looking statements. All statements contained in this transcript that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this transcript.